UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 24, 2012

Penson Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32878	75-2896356
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Pacific Avenue, Suite 1400

Dallas, Texas 75201

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:

(214) 765-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 25, 2012, Penson Worldwide Inc. (the “Company”) received written notice from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that, for the last 30 consecutive business days, the Company’s common stock has not maintained a minimum market value of publicly held shares of $5,000,000 required for continued inclusion on The NASDAQ Global Select Market under applicable NASDAQ listing rules. The notification letter states that the Company will be afforded 180 calendar days, or until January 22, 2013, to regain compliance with the minimum market value of publicly held shares. In order to regain compliance, the Company’s minimum market value of publicly held shares must close at $5,000,000 or more for a minimum of ten consecutive business days.

NASDAQ’s letter further states that if the Company does not regain compliance with the minimum market value of publicly held shares requirement prior to the expiration of the compliance period, it will receive written notification that its securities are subject to delisting. Alternatively, the Company may want to consider an application to transfer its common stock to The Nasdaq Capital Market, provided the Company satisfies the requirements for continued listing on that market. To avail itself to this alternative, the Company would need to submit an application to The NASDAQ Capital Market prior to January 22, 2013. If the Company is not able to regain compliance or transfer its listing to The NASDAQ Capital Market, the Company may appeal NASDAQ’s delisting determination to a NASDAQ Hearings Panel.

As disclosed in a prior filing, on May 1, 2012, the Company received written notice from NASDAQ that for 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share required for continued inclusion on The NASDAQ Global Select Market. The May 1, 2012 notification letter stated that the Company will be afforded 180 calendar days, or until October 29, 2012, to regain compliance with the minimum bid price requirement.

The Company intends to actively monitor its minimum market value of publicly held shares and the minimum bid price for the Company’s common stock and will consider all available options to resolve the deficiency and regain compliance with the NASDAQ listing standards.

Item 5.02. Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangement for Certain Officers.

On July 24, 2012, the Board of Directors of Penson Worldwide, Inc. (the “Company”) approved an incentive plan for Bryce B. Engel, President and Chief Operating Officer of the Company. Under the plan, Mr. Engel is entitled to receive an incentive payment in the aggregate amount of $350,000 payable in 7 equal installments. The first payment will be made on or prior to July 31, 2012 and the remaining payments are payable on the last day of each month commencing in July 2012 and ending in December 2012.

Each such installment will be paid only if Mr. Engel remains in service through the payment date of that installment; provided, however, that upon a termination of his service by the Company other than for cause or if he is employed by Apex Clearing Corporation prior to December 31, 2012, he will be paid all remaining installments in a lump sum.

On July 24, 2012, the Company amended the Executive Employment Agreement dated February 2, 2012 between the Company and Mr. Engel (the “Employment Agreement”). Under the Employment Agreement, Mr. Engel is entitled to receive a cash severance payment and reimbursement for continuing health care insurance coverage for himself and his dependents under COBRA for a period of 12 months if

Mr. Engel is terminated without cause at any time or, following a change in control, Mr. Engel resigns for good reason. Pursuant to the amendment, the cash severance payable to Mr. Engel was reduced to a fixed sum of $700,000 of which $350,000 is payable within 60 days following termination and the remaining $350,000 will be paid over a 12-month period thereafter in equal installments on each successive regular pay date of the Company. In accordance with the terms of the Employment Agreement, the severance payment is conditioned upon the execution by Mr. Engel of a general release of all his claims against the Company and its subsidiaries.

The foregoing description of the incentive plan and the amendment to the Employment Agreement is a summary only and is qualified in its entirety by (i) a copy of retention incentive letter and the amended Employment Agreement to be filed by the Company as exhibits and its periodic reports pursuant to Regulation S-K of the Securities and Exchange Act of 1934, as amended and (ii) a copy of the original Employment Agreement which was filed as Exhibit 10.13 to the Company’s Form 10-K filed on March 15, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penson Worldwide, Inc.

Date: July 27, 2012	By:	/s/ Daniel P. Son
Daniel P. Son
Chief Executive Officer